                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                               USDATA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            [GRAPHIC -- USDATA LOGO]


                                 www.usdata.com

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               -- MAY 29, 2001 --


Dear USDATA Stockholder:

The 2001 annual meeting of stockholders of USDATA Corporation will be held on Tuesday, May 29, 2001, at 11:00 a.m. local time, at our headquarters located at 2435 North Central Expressway, Richardson, TX 75080-2722. You will find directions to the meeting on our web site at www.usdata.com.

Only stockholders who owned stock at the close of business on April 24, 2001 can vote at this meeting or any adjournments that may take place. At the meeting, we will:

o    elect five directors,

o request approval of a proposal to issue additional shares of Series C-1 Preferred Stock and warrants to purchase shares of Series C-2 Preferred Stock,

o request approval of an amendment to our certificate of incorporation to amend the terms of the existing Series A Preferred Stock and Series B Preferred Stock, and

o    attend to any other business properly presented at the meeting.

We also will report on USDATA's 2000 business results and other matters of interest to our stockholders. You will have an opportunity at the meeting to ask questions, make comments and meet our management team.

All stockholders are cordially invited to attend the meeting. No admission tickets are required. Whether or not you expect to attend the meeting, please fill in, date and sign the accompanying proxy card and mail it promptly in the enclosed envelope.

OUR BOARD OF DIRECTORS IS A VITAL RESOURCE. NO MATTER HOW MANY SHARES YOU HOLD, WE CONSIDER YOUR VOTE IMPORTANT, AND WE ENCOURAGE YOU TO VOTE AS SOON AS POSSIBLE.

This proxy statement, accompanying proxy card and 2000 annual report are being mailed to stockholders beginning on or about May 1, 2001 in connection with the solicitation of proxies by the board of directors of USDATA Corporation.

Please contact Robert A. Merry, President and Chief Executive Officer, at (972) 680-9700 with any questions or concerns.

Sincerely,

/s/ ROBERT A. MERRY

Robert A. Merry
President and Chief Executive Officer
May 1, 2001

                              QUESTIONS AND ANSWERS



Q:   WHO IS ENTITLED TO VOTE?

A: Stockholders of record as of the close of business on April 24, 2001 may vote at the annual meeting.

Q:   HOW MANY SHARES CAN VOTE?

A: On April 12, 2001, there were 14,075,055 shares of common stock issued and outstanding, 50,000 shares of Series A Preferred Stock issued and outstanding, 265,000 shares of Series B Preferred Stock issued and outstanding and 37,500 shares of Series C-1 Preferred Stock issued and outstanding. Holders of common stock may cast one vote for each share of common stock owned and holders of preferred stock may cast one vote for each share of common stock into which their shares of preferred stock may be converted.

Q:   WHAT MAY I VOTE ON?

A: You may vote on the election of five directors who have been nominated to serve on our board of directors, the proposal to issue additional shares of Series C-1 Preferred Stock and warrants to purchase shares of Series C-2 Preferred Stock, and the proposal to approve the amendment to our certificate of incorporation to amend the terms of the existing Series A Preferred Stock and Series B Preferred Stock.

Q:   HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A: The board recommends a vote FOR each board nominee, FOR the proposal to issue additional shares of Series C-1 Preferred Stock and warrants to purchase shares of Series C-2 Preferred Stock, and FOR the proposal to approve the amendment to our certificate of incorporation to amend the terms of the existing Series A Preferred Stock and Series B Preferred Stock.

Q:   HOW DO I VOTE?

A: Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.

     If you sign your proxy card but do not mark any boxes showing how you wish to vote, your shares will be voted as recommended by the board of directors.

     Your proxy may be revoked by notice in writing to Robert A. Merry, our President and Chief Executive Officer, at any time, or by advising Mr. Merry at the meeting that you wish to revoke your proxy and vote your shares in person. Your attendance at the meeting will not constitute an automatic revocation of the proxy.

Q:   WHAT IF I HOLD MY USDATA SHARES IN A BROKERAGE ACCOUNT?

A: If you hold your USDATA shares through a broker, bank or other nominee, you will receive a voting instruction form directly from them describing how to vote your shares. This form will, in most cases, offer you the following three ways to vote:

     1.   by telephone,

     2.   via the Internet, or

     3.   by returning the form to your broker.

Q:   WHAT IF I WANT TO CHANGE MY VOTE?

A: You may change your vote at any time before the meeting in any of the following three ways:

     1. notifying Robert A. Merry, our President and Chief Executive Officer, in writing,

     2.   voting in person at the meeting, or

     3.   submitting a proxy card with a later date.


     If you hold your shares through a broker, bank or other nominee and wish to vote at the meeting, you must obtain a legal proxy from that nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you hold your shares directly and wish to vote at the meeting, no additional forms will be required.

Q:   HOW WILL DIRECTORS BE ELECTED?

A: The five nominees receiving the highest number of affirmative votes at a meeting at which a quorum is present will be elected as directors.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL TO ISSUE ADDITIONAL SHARES OF SERIES C-1 PREFERRED STOCK AND WARRANTS TO PURCHASE SHARES OF SERIES C-2 PREFERRED STOCK?

A: To approve the proposal to issue additional shares of Series C-1 Preferred Stock and warrants to purchase shares of Series C-2 Preferred Stock, a quorum must be present and voting on the proposal and a majority of the votes cast with respect to our common stock must be in favor of the proposal. In addition, holders of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting as a separate class, must vote in favor of the proposal.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO AMEND THE TERMS OF THE EXISTING SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK?

A: To approve the proposal to amend our certificate of incorporation to amend the terms of the existing Series A Preferred Stock and Series B Preferred Stock, a quorum must be present and voting on the proposal and a majority of the votes cast with respect to the common stock must be in favor of the proposal. In addition, holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, and the holders of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting as a separate class, must vote in favor of the proposal.

Q:   WHO WILL COUNT THE VOTES?

A: A representative of USDATA will count the votes and act as the inspector of elections.

Q:   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A: Your shares may be registered differently or may be in more than one account. We encourage you to have all accounts registered in the same name and address (whenever possible). You may obtain information about how to do this by contacting our transfer agent at:

         Mellon Investor Services
         85 Challenger Road
         Ridgefield Park, NJ 07660
         (toll-free telephone 800-526-0801)

     If you provide Mellon Investor Services with photocopies of the proxy cards that you receive or with the account numbers that appear on each proxy card, it will be easier for Mellon

     Investor Services to combine your accounts.

     You also can find information on transferring shares and other useful stockholder information on their web site at www.mellon-investor.com.

Q:   WHAT IS A QUORUM?

A: A quorum is a majority of the outstanding shares entitled to be cast on a matter. The shares may be represented at the meeting either in person or by proxy. To hold the meeting, there must be a quorum present.

Q:   WHAT IS THE EFFECT IF I ABSTAIN OR FAIL TO GIVE INSTRUCTIONS TO MY BROKER?

A: If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote for a particular director.

     Broker non-votes also are counted as part of the quorum. A broker non-vote occurs when banks, brokers or other nominees holding shares on behalf of a stockholder do not receive voting instructions from the stockholder by a specified date before the meeting. In this event, banks, brokers and other nominees may vote those shares on matters deemed routine. The election of directors is considered a routine matter. The proposal to issue additional shares of Series C-1 Preferred Stock and warrants to purchase shares of Series C-2 Preferred Stock and the proposal to approve the amendment to our certificate of incorporation are considered non-routine matters. Therefore, brokers, banks or other nominees will not be able to vote on these matters without instructions from the stockholder. This will result in a "broker non-vote" on these matters equal to the number of shares for which the brokers do not receive specific voting instructions.

     Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and have the effect of negative votes. A "withheld" vote is treated the same as an abstention. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Q:   WHO CAN ATTEND THE MEETING?

A: All stockholders are encouraged to attend the meeting. Admission tickets are not required.

Q:   ARE THERE ANY EXPENSES ASSOCIATED WITH COLLECTING THE STOCKHOLDER VOTES?

A: We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes at this time.

Q:   WHAT IS A STOCKHOLDER PROPOSAL?

A: A stockholder proposal is your recommendation or requirement that we or our board of directors take action on a matter that you intend to present at a meeting of stockholders. However, under the proxy rules we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.

Q:   CAN ANYONE SUBMIT A STOCKHOLDER PROPOSAL?

A: To be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1%, of our common stock for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.

Q: IF I WISH TO SUBMIT A STOCKHOLDER PROPOSAL FOR THE ANNUAL MEETING IN 2002, WHAT ACTION MUST I TAKE?

A: If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2002, you must submit the proposal, in writing, so that we receive it no later than January 1, 2002. The proposal must meet the requirements established by the Securities and Exchange Commission. Send your proposal to:

         Robert A. Merry
         President and CEO
         USDATA Corporation
         2435 North Central Expressway
         Richardson, TX 75080-2722

     As to any proposal presented by a stockholder at the annual meeting that has not been included in the proxy statement, management proxies will be allowed to use their discretionary voting authority unless we receive notice of such proposal no later than March 15, 2002.

Q:   WHO ARE USDATA'S LARGEST STOCKHOLDERS?

A: As of April 12, 2001, Safeguard Scientifics, Inc. (Safeguard) beneficially owns 36.0%, SCP Private Equity Partners II, L.P. (SCP) beneficially owns 43.5%, Technology Leaders I beneficially owns 6.9%, Technology Leaders II beneficially owns 6.9%, and our directors and executive officers as a group beneficially own 2.9%, of our common stock. At April 12, 2001, no other stockholder owned more than 5% of our stock.

                              ELECTION OF DIRECTORS
                            ITEM 1 ON THE PROXY CARD

Directors are elected annually and serve a one-year term. There are five nominees for election this year. Each nominee is currently serving as a director and has consented to serve until the next annual meeting if elected, and until his successor is elected and qualified. You will find detailed information on each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the board may reduce its size or designate a substitute. If the board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate. Under the terms of an investors' rights agreement we entered into with certain of our investors, the holders of the Series C Preferred Stock may nominate one director to the board of directors. The holders of the Series C Preferred Stock have nominated Mr. Churchill pursuant to these terms.

THE BOARD RECOMMENDS A VOTE FOR EACH NOMINEE. THE FIVE NOMINEES WHO RECEIVE THE HIGHEST NUMBER OF AFFIRMATIVE VOTES WILL BE ELECTED AS DIRECTORS.

--------------------------------------------------------------------------------
WINSTON J. CHURCHILL                                         Director since 2000
Age 60

Mr. Churchill has been managing general partner of SCP Private Equity Partners since its inception, and has over 24 years of experience in private equity investment. Mr. Churchill founded Churchill Investment Partners, Inc. in 1989 and CIP Capital, L.P., a venture capital fund, in 1990. Prior to that, he was a managing general partner of a private investment firm, which specialized in leverage buyouts on behalf of Bessemer Securities Corporation. Mr. Churchill is a director of a number of companies, both public and private, including Tucker Anthony Sutro, Inc., Amkor Technology, Inc. and Visalign, LLC, where he serves as chairman. Mr. Churchill has served on USDATA's board since October 2000 and in February 2001 was elected Chairman of the Board and to the compensation committee to serve as its Chairman.

--------------------------------------------------------------------------------
CHRISTOPHER J. DAVIS                                         Director since 2001
Age 48

Mr. Davis has held the position of Vice President, Strategic Development at Safeguard Scientifics, Inc. since March 2000. From September 1995 until March 2000, Mr. Davis was an independent consultant and private investor in several early stage technology-oriented companies. Prior to September 1995, Mr. Davis served as President and Chief Executive Officer of LFC Financial Corporation, a privately held merchant banking company engaged in complex financing transactions. Mr. Davis is a director of a number of companies, including eMerge Interactive, Inc. Mr. Davis has served as a member of the board of directors of USDATA since February 2001.

--------------------------------------------------------------------------------
ROBERT A. MERRY                                              Director since 1997
Age 51

Mr. Merry has served as president and chief executive officer of USDATA since July 1997. From June 1995 to July 1997, Mr. Merry served as president of the Process Manufacturing Strategic Business Unit of Electronic Data Systems (EDS). From March 1992 to June 1995, Mr. Merry served as vice president and regional sales manager of manufacturing of EDS.

                            ITEM 1 ON THE PROXY CARD

--------------------------------------------------------------------------------
JACK L. MESSMAN                                              Director since 1994
Age 61

Mr. Messman has served as president and chief executive officer for Cambridge Technology Partners, an e-integration services firm, since August 1999. From April 1991 until August 1999, Mr. Messman served as chairman and chief executive officer of Union Pacific Resources Group, Inc., an energy company. Mr. Messman is a director of Cambridge Technology Partners (Massachusetts), Inc., Metallurg, Inc., Novell, Inc., Tandy Corporation, and Safeguard Scientifics, Inc.

--------------------------------------------------------------------------------
ARTHUR R. SPECTOR                                            Director since 1994
Age 60

Mr. Spector is a managing director of the general partner and of the management company of Safeguard International Fund, L. P., an international private equity fund. From January 1997 to March 1998, Mr. Spector served as a managing director of TL Ventures LLC, a venture capital management company organized to manage day-to-day operations of TL Ventures III L. P. and TL Ventures III Offshore L.
P. From January 1995 to December 1996, Mr. Spector served as director of acquisitions for Safeguard. From July 1992 to May 1995, Mr. Spector was vice chairman and secretary of Casino & Credit Services, Inc. Mr. Spector is chairman of the board of directors of Neoware Systems, Inc. and a director of DocuCorp International, Inc. and Metallurg, Inc.


The following individuals currently are directors whose terms expire this year, but will not stand for election at the annual meeting:

--------------------------------------------------------------------------------
JAMES W. DIXON                                               Director since 1994
Age 54

Mr. Dixon has served as chief executive officer of Broadreach Consulting, Inc., an Internet professional services company, since 1997. From 1987 to 1996, Mr. Dixon served as chief executive officer and chairman of CompuCom Systems, Inc., a provider of technology management services and information technology products. Mr. Dixon is a director of AER Energy, Inc.

--------------------------------------------------------------------------------
MAX D. HOPPER                                                Director since 1995
Age 65

Mr. Hopper has served as Chairman of the Board of USDATA from April 1998 through February 2001. He has served as principal and chief executive officer of Max D. Hopper Associates, Inc., an information systems consulting firm, since 1995. Prior to that time, Mr. Hopper served as a senior vice president, information systems of American Airlines, Inc. Mr. Hopper served as chairman of The SABRE Group, the airline reservation system unit of American Airlines, from April 1994 to January 1995. Mr. Hopper currently serves as a director of the Gartner Group, Inc., Payless Cashways, Inc., Metrocall, Inc., Exodus Communications, Inc., United Stationers, Inc., and Accrue Software, Inc.

                  BOARD OF DIRECTORS -- ADDITIONAL INFORMATION

BOARD MEETINGS: The board of directors held nine meetings in 2000. Each director attended at least 75% of the total number of meetings of the board and committees of which he was a member during the period in which he served as a director.

ANNUAL AND MEETING ATTENDANCE FEES: Directors who are not executive officers of Safeguard, SCP or our employees are reimbursed for travel expenses incurred in connection with attending board meetings or other company business but do not receive compensation for serving as directors.

BOARD COMPENSATION: In early 2000, we reviewed board of director compensation practices for public companies of similar size and in similar industries. In February 2000, management recommended and the board approved a stock equity compensation program as described below.

STOCK OPTIONS: Directors who are not executive officers of Safeguard or SCP, or any of their respective wholly owned subsidiaries, or are not employees of us or any of our subsidiaries receive:

o options to purchase 20,000 shares of our common stock upon initial election to the board, vesting 25% each year starting on the first anniversary of the grant date, and

o annual service grants of 5,000 shares of our common stock, fully vested as of the grant date.

Directors' options have an eight-year term. The exercise price is equal to the closing price of a share of our common stock on the grant date.

Prior to the adoption of the stock equity compensation program described above, directors received an initial stock option grant of 15,000 shares. Upon adoption of the current plan in February 2000, Mr. Messman and Mr. Spector each received an option for 5,000 shares at an exercise price of $15.6875 per share vesting 25% each year starting on the first anniversary of the grant date. Annual service grants of 5,000 were made in May 2000 to Mr. Messman and Mr. Spector at an exercise price of $6.6875 per share. Annual service grants of 3,000 shares were made in 1999 to Mr. Messman and Mr. Spector at an exercise price of $3.50 per share.

                        BOARD COMMITTEE MEMBERSHIP ROSTER

                                      AUDIT        COMPENSATION      EXECUTIVE
                                     -------       ------------      ---------
MEETINGS HELD IN 2000                   2                3               0
Winston J. Churchill                                 [Check]**
Christopher J. Davis
James W. Dixon                       [Check]
Max D. Hopper                                        [Check]         [Check]*
Robert A. Merry                                                      [Check]
Jack L. Messman
Arthur R. Spector                    [Check]*        [Check]         [Check]


*    Chairperson

** Mr. Churchill was elected to the compensation committee, and to serve at its chairperson, as of February 2001.


AUDIT: The audit committee, pursuant to the written charter adopted by the board of directors and attached as Appendix B, recommends our independent accountants, discusses the scope and results of our audit with the independent accountants, reviews with management and the independent accountants our interim and year-end operating results, considers the adequacy of our internal accounting controls and audit procedures, and reviews the non-audit services to be performed by the independent accountants.

COMPENSATION: The compensation committee reviews and recommends compensation arrangements for senior management, including salaries, cash incentives and option grants and administers our equity compensation plan.

EXECUTIVE: The executive committee approves transactions that do not exceed one million dollars in the aggregate, except where the approval of the board of directors is required by law.


 PROPOSAL TO ISSUE ADDITIONAL SHARES OF SERIES C-1 PREFERRED STOCK AND WARRANTS
                TO PURCHASE SHARES OF SERIES C-2 PREFERRED STOCK
                            ITEM 2 ON THE PROXY CARD


PROPOSAL

The board of directors recommends that the stockholders approve the following resolution:

     RESOLVED, that the proposal of the board of directors to authorize the issuance of additional shares of Series C-1 Preferred Stock and warrants to purchase shares of Series C-2 Preferred Stock in accordance with the terms of the Series C Preferred Stock Purchase Agreement, is hereby approved and adopted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO ISSUE ADDITIONAL SHARES OF SERIES C-1 PREFERRED STOCK AND WARRANTS TO PURCHASE SHARES OF SERIES C-2 PREFERRED STOCK. Approval of this proposal requires a majority of the votes cast at a meeting at which a quorum representing a majority of all outstanding voting stock is present, either in person or by proxy, and voting on the proposal. The board of directors believes that Safeguard, Technology Leaders I L.P., Technology Leaders II L.P. and SCP intend to vote their shares in favor of the proposal. Safeguard, through an affiliate, participates in the management of Technology Leaders I L.P. and Technology Leaders II L.P. In this event, the proposal will be assured passage based on the voting power of these entities. In the event the proposal is not approved, the proposed issuance described in this proxy statement is expected to not occur.

BACKGROUND

On March 30, 2001, we entered into a Series C Preferred Stock Purchase Agreement, and related agreements, with SCP. Pursuant to the purchase agreement, we issued and sold to SCP 37,500 shares of our Series C-1 Preferred Stock and a warrant to purchase up to 75,000 shares of Series C-2 Preferred Stock of the Company for an aggregate purchase price of $1,500,000. In addition, SCP committed to purchase an additional 37,500 shares of the Series C-1 Preferred Stock at a purchase price of $40.00 per share at our option, upon our meeting of certain funding conditions and upon approval of the issuance by our stockholders.

Pursuant to a Waiver of Anti-Dilution Rights for Series A Preferred Stock and Series B Preferred Stock, holders of our Series A Preferred Stock and Series B Preferred Stock agreed to waive any adjustment in the conversion price of the shares of Series A Preferred Stock and Series B Preferred Stock that otherwise would have been resulted from the consummation of the transactions contemplated by the purchase agreement.

As part of this transaction, we entered into a Warrant Agreement with Safeguard 2000 Capital, L.P. and SCP, both of which are holders of warrants to purchase shares of preferred stock of eMake Corporation. Pursuant to exchange agreements that we had previously entered into with these parties, the shares of eMake Corporation preferred stock received upon exercise of the warrants could be exchanged for shares of our Series B Preferred Stock. However, under the terms of the new Warrant Agreement, both Safeguard 2000 Capital, L.P. and SCP have agreed not to exercise their rights to acquire our Series B Preferred Stock.

TERMS OF THE SERIES C PREFERRED STOCK

Holders of the Series C Preferred Stock are entitled to significant rights, preferences and privileges. These rights, preferences and privileges are summarized below. A more detailed description of the rights, preferences and privileges of the Series C Preferred Stock are set forth in the Certificate of Designation for Series C-1 Preferred Stock and Series C-2 Preferred Stock, attached as Appendix A.

Amount. We have authorized a total of 125,000 shares of Series C-1 Preferred and 125,000 shares of Series C-2 Preferred. Up to 75,000 shares of Series C-1 Preferred and up to 75,000 shares of Series C-2 Preferred could be issued in connection with the purchase agreement.

Rank. The Series C Preferred Stock ranks senior to all other classes and series of our capital stock with respect to dividend rights, rights on liquidation, dissolution and winding up.

Dividends. The holders of the Series C Preferred Stock are entitled to receive cumulative dividends at the rate of $4.00 per share per annum, whether or not earned or declared. We may not declare or pay dividends or distributions on any of our securities which are junior to the Series C Preferred Stock so long as any accrued dividends on the Series C Preferred Stock remain unpaid.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of USDATA, the holders of the Series C-1 Preferred Stock and Series C-2 Preferred Stock will be entitled to receive, out of our assets or surplus funds, an amount equal to $80.00 and $120.00 per share, respectively, plus accrued and unpaid dividends and interest. If the assets and funds are insufficient to permit the payment to the holders of the Series C-1 Preferred Stock and Series C-2 Preferred Stock, all of our assets and funds legally available for distribution will be distributed ratably among the holders of the Series C Preferred Stock in proportion to the aggregate amount each holder is entitled to receive.

After distributions to junior securities, holders of the Series C Preferred Stock, together with the holders of the Company's common stock, Series A Preferred Stock, Series B Preferred Stock and all other series of our preferred stock that rank on a parity with the Series A Preferred Stock and Series B Preferred Stock, will then be entitled to receive, our remaining assets and funds legally available for distribution in proportion to the shares of common stock held by them or which they have the right to acquire upon conversion of preferred stock.

Voting Rights. The holders of the Series C Preferred Stock have voting rights and powers equal to the voting rights and powers of our common stock based on the number of whole shares of our common stock into which the shares of Series C Preferred Stock could be converted. In addition, the vote of at least fifty percent of the then outstanding Series C Preferred Stock, voting as a separate class, is required for us to:

o alter, amend or modify the rights, preferences or privileges of the Series C Preferred Stock;

o increase the authorized number of shares of Series C Preferred Stock or issue any additional shares of Series C Preferred Stock;

o authorize or issue, or obligate ourselves to issue equity securities senior to or on parity with the Series C Preferred Stock as to dividend rights, liquidation preferences or redemption rights;

o redeem, purchase or otherwise acquire certain of our securities, except for those repurchased as the original purchase price from employees, officers, directors or other persons performing services for us;

o    reorganize, merge or consolidate;

o sell, lease, convey or otherwise dispose of all or substantially all of our assets; or

o    liquidate, dissolve or wind up.

Conversion. Each share of Series C Preferred Stock is convertible, at the option of the holder thereof, into the number of shares of our common stock determined by dividing $40.00 plus all accrued but unpaid dividends and interest thereon by the conversion price, which is initially $0.40. The conversion price will be adjusted if we issue additional shares of our common stock for a price per share less than the conversion price in effect on the date of the issuance of the additional shares of common stock. The conversion price will be reduced concurrently with that issuance to a price equal to the price per share paid for the additional shares of common stock. The conversion price will not be adjusted upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. Additionally, the conversion price will not be adjusted upon issuance of shares of our common stock to outside directors, officers, employees and consultants pursuant to our 1994 Equity Compensation Plan, Employee Stock Purchase Plan or other employee stock plans, subject to certain qualifications.

Board Representation. The holders of the Series C Preferred Stock, voting as a separate class by majority vote, are entitled to vote to elect one member to the board of directors.

WARRANT

The warrant issued under the purchase agreement entitles the holder to purchase up to 75,000 shares of the Series C-2 Preferred Stock at a purchase price per share of $40.00. The right to purchase the shares of Series C-2 Preferred Stock under the warrant are exercisable on any business day on or before March 30, 2011, with the exception of 50,500 of the shares under the warrant which may not be exercisable until the earlier of stockholder approval of the transactions under the warrant or May 31, 2001. The number of shares of Series C-2 Preferred Stock and the purchase price per share of Series C-2 Preferred Stock are subject to adjustment from time to time, subject to certain exceptions, in the case of:

o    our merger or consolidation;

o a sale or transfer of our properties and assets as, or substantially as, an entirety;

o    a reclassification or exchange of securities subject to the warrant;

o    stock splits, stock dividends, reverse stock splits; or

o    dividends in our stock or other securities or our property other than cash.

The warrant may be exercised in cash or by electing to receive a "net" number of shares of Series C-2 Preferred Stock without making a cash payment determined by a formula based on the amount the fair market value of a share of Series C-2 Preferred Stock exceeds the exercise price per share of Series C-2 Preferred Stock. In addition, in the event of our liquidation, dissolution or winding up, the holder may elect to receive an amount payable to holders of Series C Preferred Stock with respect to the number of shares of Series C-2 Preferred Stock covered by the holder's election less the exercise price of the shares of Series C-2 Preferred Stock covered by the election. If the holder does not exercise the warrant before the expiration date, the warrant will be deemed to have been exercised in full, and the holder will be entitled to the "net" number of shares of Series C-2 Preferred Stock for which the warrant was exercisable immediately prior to expiration.

REGISTRATION RIGHTS

In connection with the purchase agreement, we entered in a Second Amended and Restated Investors' Rights Agreement. Pursuant to this Investors' Rights Agreement, we have agreed to prepare and file a "shelf" registration statement with the Securities and Exchange Commission and keep it continuously effective for a specified period upon the request of the certain holders of securities as set forth in the agreement. Additionally, under certain circumstances upon the request of the certain holders of securities as set forth in the agreement, we agreed to include their securities in a securities registration that we undertake.

USE OF PROCEEDS

We agreed to use the proceeds from the issuance and sale of the Series C-1 Preferred Stock, the warrant and the Series C-2 Preferred Stock for general corporate purposes.

PURPOSE

We are subject to a variety of corporate governance standards that are imposed by The Nasdaq Stock Market because our common stock is listed on the Nasdaq National Market. Specifically, certain rules of The Nasdaq Stock Market require, among other things, that we obtain stockholder approval prior to the sale or issuance of shares of capital stock that may result in a change of control.

In the event that The Nasdaq Stock Market determines that a change of control may result from the full issuance of 75,000 shares of Series C-1 Preferred Stock and the full issuance of 75,000 shares of Series C-2 Preferred Stock upon the exercise of the warrants to purchase shares of Series C-2 Preferred Stock, we are submitting this proposal to the stockholders to approve the issuance of the portion of shares of Series C-1 Preferred Stock and warrants to purchase shares of Series C-2 Preferred Stock that may result in a deemed change of control.


  PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO AMEND THE TERMS OF THE
         EXISTING SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK
                            ITEM 3 ON THE PROXY CARD

PROPOSAL

The board of directors recommends that the stockholders approve the following resolution:

     RESOLVED, that the proposal of the board of directors to approve the amendment of the certificate of incorporation to amend the terms of the Series A Preferred Stock and Series B Preferred Stock of USDATA Corporation is hereby approved and adopted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO AMEND THE TERMS OF THE SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK. Approval of this proposal requires a majority of the votes cast at a meeting at which a quorum representing a majority of all outstanding voting stock is present, either in person or by proxy, and voting on the proposal. In addition, approval of the proposal requires the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting as a separate class, and the vote of the Series A Preferred Stock, voting as a separate class. The board of directors believes that Safeguard, Technology Leaders I L.P., Technology Leaders II L.P. and SCP intend to vote their shares in favor of the proposal. Safeguard, through an affiliate, participates in the management of Technology Leaders I L.P. and Technology Leaders II L.P. In this event, the proposal will be assured passage based on the voting power of these entities. In the event the proposal is not approved, the proposed amendment described in this proxy statement is expected to not occur.

BACKGROUND

Currently, our certificate of incorporation provides that the holders of our Series A Preferred Stock and Series B Preferred Stock shall rank on a parity with one another with respect to dividend rights, rights on liquidation, dissolution and winding up and redemption rights.

PURPOSE

In a separate transaction involving the holders of the Series A Preferred Stock and Series B Preferred Stock, we agreed to amend the terms of the Series A Preferred Stock and Series B Preferred Stock so that the holders of the Series B Preferred rank senior to the holders of the Series A Preferred Stock with respect to dividend rights, rights on liquidation, dissolution and winding up and redemption rights. The language of this proposed amendment is contained in the section entitled "Rank" of the attached Appendix A.

In deciding to amend the terms of the Series A Preferred Stock and Series B Preferred Stock, the board of directors considered many factors, including the terms of the amendment described in this proposal. In addition, the board of directors considered the impact of the changes on the existing rights and privileges of the holders of the Series A Preferred Stock and Series B Preferred Stock and the affirmative consent of those holders to the amendment described in this proposal. Based on these factors, the board of directors believes that it is in our best interests to amend the terms of the Series A Preferred Stock and Series B Preferred Stock.

Except as otherwise provided the rights and privileges of the Series A Preferred Stock and Series B Preferred Stock will remain unchanged.

                STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                        AND GREATER THAN 5% STOCKHOLDERS
                              AS OF APRIL 12, 2001

The following table sets forth the beneficial ownership of our common stock by each person known to us to beneficially own 5% or more of our common stock, each of our directors and nominees, each of our executive officers and each of our directors and executive officers as a group. The calculation of the percentage of our common stock beneficially owned as of April 12, 2001 is based on 14,075,055 shares of common stock issued and outstanding as of that date, plus 9,378,052 shares of common stock that may be received the holders of the Series A Preferred Stock and Series B Preferred Stock (both of which include accrued dividends) and Series C Preferred Stock (which excludes accrued dividends) upon conversion to common stock and for which the holders of those shares are entitled vote with the holders of common stock as a single class on all matters submitted to our stockholders.


                                                    SHARES BENEFICIALLY   PERCENT OF VOTING
                             NAME                          OWNED               CLASS
                             ----                   -------------------   -----------------
Safeguard Scientifics, Inc.                            8,439,250(1)            26.6%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087

SCP Private Equity Partners II, L.P.                  13,454,707(2)            43.5%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA  19087

Technology Leaders I L. P.                             1,623,856(3)            6.9%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087

Technology Leaders II L. P.                            1,621,356(4)            6.9%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087

Winston J. Churchill                                           0                 *

Christopher J. Davis                                           0                 *

Timothy G. Davis                                          44,750(5)              *

James W. Dixon                                            36,450(6)              *

Robert L. Drury                                            2,515                 *

Max D. Hopper                                             37,750(7)              *

Robert A. Merry                                          387,500(8)            1.6%

Jack L. Messman                                           89,225(9)              *

Edward R. Nugent                                          63,755(10)             *

Arthur R. Spector                                         20,595(11)             *

Kerry Walbridge                                            3,000                 *

Executive officers and directors as a group
   (11 persons)                                          685,540(12)           2.9%


* Less than 1% of outstanding shares of common stock



Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse) except as follows:

(1) Includes shares held by Safeguard Scientifics (Delaware), Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. All of the shares beneficially owned by Safeguard have been pledged by Safeguard as collateral under its line of credit. Also includes 1,218,638 shares that may be acquired upon conversion of 50,000 shares of Series A Preferred Stock (100% of that class) and 2,204,707 shares that may be acquired upon conversion of 132,500 shares of Series B Preferred Stock (50% of that class). Does not include shares beneficially owned by each of Technology Leaders I and Technology Leaders II, venture capital partnerships in which Safeguard has a beneficial interest. Safeguard disclaims beneficial ownership of the shares beneficially owned by each of Technology Leaders I and Technology Leaders II.

(2) Includes 2,204,707 shares that may be acquired upon conversion of 132,500 shares of Series B Preferred Stock (50% of that class) and 3,750,000 shares that may be acquired upon conversion of 37,500 shares of Series C-1 Preferred Stock (100% of that class). Also includes (a) 2,450,00 shares that may be acquired upon conversion of 24,500 shares of Series C-2 Preferred Stock pursuant to currently exercisable warrants to purchase 24,500 shares of Series C-2 Preferred Stock and (b) 5,050,000 shares that may be acquired upon conversion of 50,500 shares of Series C-2 Preferred Stock pursuant to warrants to purchase 50,500 shares of Series C-2 Preferred Stock, pending approval of such issuance by the stockholders.

(3) Consists of Technology Leaders L.P. and Technology Leaders Offshore C.V. Technology Leaders Management L.P., the sole general partner of Technology Leaders L.P. and the co-general partner of Technology Leaders Offshore C.V., exercises, through its executive committee, sole investment and voting power with respect to the shares owned by such entities. Of the 1,623,856 shares owned by Technology Leaders I, 758,083 shares are owned by Technology Leaders L. P. and 865,773 shares are owned by Technology Leaders Offshore C.V. Technology Leaders L. P., Technology Leaders Offshore C.V., Technology Leaders Management L. P., Technology Leaders II L. P., Technology Leaders II Offshore C.V. and Technology Leaders II Management L. P. are members of a group for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934. Technology Leaders I disclaims beneficial ownership of the shares beneficially owned by Technology Leaders II.

(4) Consists of Technology Leaders II L.P. and Technology Leaders II Offshore C.V. Technology Leaders II Management L.P., the sole general partner of Technology Leaders II L.P. and the co-general partner of Technology Leaders II Offshore C.V., exercises, through its executive committee, sole investment and voting power with respect to the shares owned by such entities. Of the 1,621,356 shares owned by Technology Leaders II, 903,492 shares are owned by Technology Leaders II L. P. and 717,864 shares are owned by Technology Leaders II Offshore C.V. Technology Leaders L.P., Technology Leaders Offshore C.V., Technology Leaders Management L.P., Technology Leaders II L.P., Technology Leaders II Offshore C.V. and Technology Leaders II Management L.P. are members of a group for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934. Technology Leaders II disclaims beneficial ownership of the shares beneficially owned by Technology Leaders I.

(5) Includes options to purchase 43,750 shares of common stock that are exercisable within 60 days.

(6) Includes options to purchase 20,000 shares of common stock that are exercisable within 60 days.

(7) Includes options to purchase 37,750 shares of common stock that are exercisable within 60 days.

(8) Includes options to purchase 387,500 shares of common stock that are exercisable within 60 days.

(9) Includes options to purchase 20,000 shares of common stock that are exercisable within 60 days. Also includes 6,620 shares held in trust for Mr. Messman's daughter and 6,620 shares held in trust for Mr. Messman's son. Mr. Messman disclaims beneficial ownership of the securities held in trust for his children.

(10) Includes options to purchase 60,250 shares of common stock that are exercisable within 60 days.

(11) Includes options to purchase 20,000 shares of common stock that are exercisable within 60 days.

(12) Includes options to purchase 589,250 shares of common stock that are exercisable within 60 days.

SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership by our directors and executive officers. To the best of our knowledge, the only late filing during 2000 was a Form 3 by James W. Dixon.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All decisions regarding the compensation of the executive officers were made by the compensation committee of the board of directors, which is comprised entirely of non-employee members of the board of directors. Although Mr. Merry made recommendations to the committee with regard to the compensation of the other executive officers he did not participate in the committee's deliberations with respect to his own compensation.

                             STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return on our common stock for the period from December 29, 1995, through December 29, 2000, with the cumulative total return on the Nasdaq Index and the peer group index for the same period.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS

                          [STOCK PERFORMANCE GRAPH]


                  Peer Group  $267   Nasdaq $238   USDATA $4



1. The peer group consists of SIC Code 737 -- computer programming and data processing services.

2. We have historically reinvested earnings in the growth of our business and have not paid cash dividends on our common stock.

3.   Assumes an investment of $100 on December 29, 1995.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

Our mission is to succeed in a highly competitive business and achieve maximum returns for our stockholders by providing manufacturing and process control knowledge through software products and services.

Our philosophy is to align the compensation of senior management and other employees with that mission and the long-term interests of our stockholders. This philosophy also helps us to:

o    attract and retain outstanding executives,

o    promote among our executives the economic benefits of stock ownership, and

o motivate and reward executives who, by their hard work, loyalty and exceptional service, make contributions of special importance to the success of our business.

COMPENSATION STRUCTURE

The compensation of our executives consists of:

o    base salary,

o    annual cash incentives, and

o    stock options.

BASE PAY

Base pay is established initially on the basis of a combination of subjective factors, including experience and achievements of the individual and the level of responsibility assumed at USDATA. Salary increases for 2000 were based on:

o    level of achievement of financial and strategic objectives,

o    levels of individual responsibility and performance, and

o    general levels of inflation.

Based on the guidelines discussed above, the 2000 base salary for Mr. Merry, Mr. Drury, Mr. Nugent, Mr. Davis and Mr Walbridge was $285,000, $160,000, $150,000, $130,000 and $275,000, respectively.

ANNUAL CASH INCENTIVES

Annual cash incentives are intended to create an incentive for executives who significantly contribute to and influence our strategic plans and are responsible for our performance. Our primary objectives are to:

o    focus executives' attention on profitability and asset management,

o    encourage teamwork, and

o tie executives' pay to corporate performance goals consistent with long-term goals of our stockholders.

Incentives are awarded based on achievement of annual financial and strategic goals approved by the compensation committee at the beginning of the year, which goals may include target ranges of:

o    pretax earnings,

o    earnings per share,

o    return on equity,

o    cash management, or

o some other objective measurement consistent with long-term goals of our stockholders.

The committee approves a target range for specific and/or strategic goals and a range of potential incentive amounts for each executive, stated as a percentage of base salary, and based upon the executive's ability to impact our performance. Incentives are awarded at year-end based on the level achievement of the goals compared to the target ranges established.

Based on these criteria, neither Mr. Merry nor any other executive was eligible for a cash incentive for 2000 based on achievement of specific financial performance objectives.

STOCK OPTIONS

Stock options are intended to align the interests of executives and key employees with the long-term interests of our stockholders and other investors and to encourage executives and key employees to remain in our employ. Grants are not made in every year, but are awarded subjectively based on the following factors including:

o    individual's level of responsibility,

o    amount and term of options already held by the individual, and

o individual's achievement of financial and strategic objectives, which may include in addition to the goals described above:

     -    developing strategic alliances,

     -    identifying and expanding markets,

     -    developing new products,

     -    expanding existing market share and penetration,

     -    expanding operating capabilities, and

     -    improving net operating margins and return on equity.

In 2000, the committee granted stock options to purchase 20,000 shares at $15.6875 a share vesting 25% per year beginning with the first anniversary date from date of grant to Mr. Drury and Mr. Nugent.

Submitted by the compensation committee:

Winston J. Churchill, Chairman
Max D. Hopper
Arthur R. Spector

IRS LIMITS ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct in any taxable year compensation in excess of $1,000,000 paid to any of the individuals named in the Summary Compensation Table that is not "performance-based." To qualify as "performance-based" compensation, the compensation committee's discretion to grant incentive awards must be strictly limited. The compensation committee believes that the benefit of retaining the ability to exercise discretion under USDATA's incentive compensation plans outweighs the limited risk of loss of tax deductions under section 162(m). Therefore, the compensation committee does not currently plan to qualify its incentive compensation plans under section 162(m).

                   EXECUTIVE COMPENSATION & OTHER ARRANGEMENTS

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                 ANNUAL COMPENSATION                     AWARDS
                                    --------------------------------------------    ----------------
                                                                                       SECURITIES
                                                                    OTHER ANNUAL       UNDERLYING         ALL OTHER
   NAME AND PRINCIPAL                                              COMPENSATION     OPTIONS/SARS (#)    COMPENSATION
        POSITION           YEAR      SALARY ($)      BONUS ($)         ($)(1)                              ($)(2)
------------------------   ----     -----------    -----------     -------------    ----------------    ------------
Robert A. Merry,           2000     $ 282,000           --              --                 --              $ 2,625
President and Chief        1999     $ 260,000       $ 173,978           --               50,000            $ 2,500
Executive Officer          1998     $ 225,000       $  78,837           --              450,000            $ 2,500

Robert L. Drury            2000     $ 153,000           --              --               20,000            $ 2,625
Vice President, Chief      1999     $ 155,000       $  65,651           --                 --              $ 2,500
Financial Officer and      1998     $ 150,000       $  31,535           --              100,000            $ 2,250
Secretary(3)

Edward R. Nugent,          2000     $ 149,000           --              --               20,000            $ 2,625
Vice-President Global      1999     $ 144,000       $ 165,374           --               70,000            $ 2,500
Distribution               1998     $  85,000       $  75,179           --               27,000            $ 2,500

Timothy G. Davis,          2000     $ 129,000           --              --                 --              $ 2,625
Vice-President Marketing   1999     $ 120,000       $  85,424           --               35,000            $ 2,500
and Product Development    1998     $ 105,000       $  26,279           --               12,000            $ 2,500


Kerry Walbridge, eMake     1999       167,000           --              --                 --                 --
Corporation Chief          1998          --             --              --                 --                 --
Executive Officer(3)                                    --              --                 --                 --


NOTES TO ANNUAL COMPENSATION TABLE:

(1) For 2000, personal benefits did not exceed $50,000 or 10% of the total annual salary and bonus for any executive.

(2) For 2000, all other compensation includes USDATA's contributions to the 401(k) Matched Savings Plan.

(3) Mr. Drury and Mr. Walbridge were not employment with us as of April 12, 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL RATES OF STOCK
                                                                                            PRICE APPRECIATION FOR OPTION
                                                 INDIVIDUAL GRANTS                                   TERM
                               ------------------------------------------------------       -----------------------------
                                 NUMBER OF
                                SECURITIES      % OF TOTAL
                                UNDERLYING     OPTIONS/SARS     EXERCISE
                               OPTIONS/SARS     GRANTED TO      OR BASE
                                 GRANTED       EMPLOYEES IN      PRICE      EXPIRATION          5%                  10%
             NAME                 (#)(2)        FISCAL YEAR     ($/SH)(3)       DATE            ($)                 ($)
             ----              ------------    -------------    ---------   -----------       -------             -------
 Robert L. Drury                  20,000           5.2%          $15.6875    2/24/2008        149,802             358,801
 Edward R. Nugent                 20,000           5.2%          $15.6875    2/24/2008        149,802             358,801



               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END STOCK OPTION VALUES

                                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED          IN-THE-MONEY
                           SHARES                        OPTIONS/SARS                    OPTIONS/SARS
                           ACQUIRED                      AT FISCAL YEAR-END (#)          AT FISCAL YEAR-END ($)(1)
                           ON             VALUE          ----------------------------    ----------------------------
NAME                       EXERCISE (#)   REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                       ------------   -----------    -----------    -------------    -----------    -------------
Robert L. Drury                 --             --           75,000            --          $        0    $           0
Robert A. Merry                 --             --          375,000         125,000        $        0    $           0
Edward R. Nugent              3,000         33,563          31,000          86,000        $        0    $           0
Timothy G. Davis                --             --           32,000          37,250        $        0    $           0


(1) Value is based on the difference between the option exercise price and the fair market value per share of our common stock. The fair market value of our common stock on December 29, 2000 was $0.563 per share.

EMPLOYMENT CONTRACTS; SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

Mr. Merry is an "at will" employee. We have an arrangement with Mr. Merry providing that if he is terminated, other than for gross negligence, that he will be entitled to payment of his salary and certain benefits for a period of one year. In addition, if Mr. Merry's employment is terminated within nine months after any one investor, excluding Safeguard Scientifics, Inc., SCP Private Equity Partners II, L.P. and the Technology Leaders funds, accumulates 30% or more of our common stock, all of his respective stock options will immediately vest. Mr. Merry's options will also immediately vest upon a change of control.

Messrs. Drury and Walbridge were "at will" employees. We had an arrangement with both Messrs. Drury and Walbridge providing that if either employee is terminated, other than for gross negligence, that he would be entitled to payment of his salary and certain benefits for a period of one year. Messrs. Drury and Walbridge both were terminated in the 4th quarter of 2000 and received one time severance payments of $127,125 and $215,250, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT AND OTHERS

We pay Safeguard an administrative support services fee of $30,000 monthly. The administrative support services include consultation regarding our general management, investor relations, financial management, certain legal services, insurance programs administration, audit administration, tax research and planning, but does not cover extraordinary services or services that are contracted out. The agreement is subject to termination by us or Safeguard upon notice 90 days' prior to the end of any fiscal year. The agreement was terminated as of March 31, 2000. During 2000, we paid $90,000 to Safeguard under this arrangement.

On November 8, 1994, Safeguard and certain other investors acquired 6,198,808 shares of common stock from USDATA's then majority stockholders for an aggregate purchase price of approximately $18 million. We granted Safeguard a warrant to purchase 698,238 shares of common stock. The exercise price of the shares subject to each warrant is $3.02 per share. In June 2000, Safeguard exercised its warrant to purchase 698,238 shares of our common stock for $2,108,679 in cash.

On August 6, 1999, Safeguard Scientifics (Delaware), Inc., a wholly-owned subsidiary of Safeguard, acquired 50,000 shares of Series A Convertible Preferred Stock from USDATA for an aggregate purchase price of $5.0 million. Each share of Series A Convertible Preferred Stock may be converted into the number of shares of common stock determined by dividing the purchase price of such share of $100.00 plus any accrued but unpaid dividends by the conversion price of $4.65.

At various times throughout 2000, a subsidiary of Safeguard provided $10.75 million in financings to us or eMake in exchange for four demand notes ranging from $1.5 million to $5.0 million. Each demand note was due the earlier of one year from the date of the note or 60 days following the date of demand for payment. The notes had an interest rate based on a specified bank prime rate plus one percent.

On August 14, 2000, SCP Private Equity Partners II, L. P. provided $6.0 million in financing to eMake in exchange for a demand note due the earlier of one year from the date of the note or 60 days following the date of demand for payment. The note had an interest rate based on a specified bank prime rate plus one percent. Concurrently, we repaid the $2.5 million demand note dated July 28, 2000 to Safeguard plus accrued interest of $13,000 with proceeds from this demand note payable.

On September 12, 2000, SCP and Safeguard Capital 2000, L.P., a wholly-owned subsidiary of Safeguard, purchased through a private placement 5,300,000 shares each, for a total of 10,600,000 shares, of eMake Corporation Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock and warrants to purchase up to an additional 5,300,000 shares each of eMake Corporation Series A-1 and Series A-2 preferred stock, respectively. The aggregate purchase price of $26,500,000 was comprised of $6,936,754 in cash and cancellation of $19,250,000 of the notes described above and the related accrued interest of $313,000.

In January 2001, SCP and Safeguard each elected to exercise their right to convert their eMake Series A preferred stock into shares of our Series B Preferred Stock.

On March 30, 2001, we received an equity contribution of $1.5 million from SCP through the issuance of 37,500 shares of Series C-1 Preferred Stock and a warrant to purchase up to 75,000 shares of Series C-2 Preferred Stock. In addition, SCP has committed to purchase an additional 37,500 shares of Series C-1 Preferred at the purchase price of $40 per share or $1.5 million. We may exercise our right to sell these shares on or before the expiration of nine months after March 30, 2001, but not before May 30, 2001. In addition, we must be in compliance with specified monthly targets as defined in the Stock Purchase Agreement and we must have received stockholder approval for the issuance.

The Series C Preferred Stock is convertible into our common stock at a conversion rate of 100 shares of common stock for each share of Series C Preferred Stock. Cumulative dividends are payable at $4.00 per share per annum in the form of additional shares of Series C Preferred. As an additional condition to this financing, SCP and Safeguard agreed to not exercise their right to exchange shares of Series A-1 and Series A-2, respectively, Preferred Stock of eMake that they may receive upon the exercise of warrants issued by eMake Corporation.

Pursuant to our certificate of incorporation, the holders of the Series C Preferred Stock are entitled to elect one director to our board of directors by the vote of a majority of the holders of the Series C Preferred. Currently, SCP holds all of the outstanding Series C Preferred Stock. As a result, at its discretion SCP may elect one additional director to our board of directors.

In addition, pursuant to the Second Amended and Restated Investors' Rights Agreement, SCP (as long as it owns at least 5% of our common stock on an as-converted basis) is entitled to propose one director for election to our board of directors. SCP has proposed that Winston J. Churchill be its director nominee, to stand for election under Proposal 1.

INDEPENDENT PUBLIC ACCOUNTANTS

On November 11, 1999, we dismissed PricewaterhouseCoopers LLP as our independent accountants and engaged KPMG LLP as our independent accountants. We have retained KPMG LLP for the years ended December 31, 2000 and 2001. Our Audit Committee participated in and approved the decision to change independent accountants. The reports of PricewaterhouseCoopers LLP on the financial statements for the years ended December 31, 1997 and 1998 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for the 1998 and 1997 fiscal years and through November 11, 1999, we have had no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years.

PricewaterhouseCoopers LLP furnished us with a letter addressed to the Securities and Exchange Commission stating that it agreed with the above statements. A copy of the letter, dated November 15, 1999, is filed as Exhibit 16 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 16, 1999.

A representative of KPMG LLP is expected to be present at the annual meeting and will have an opportunity at the meeting to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of two outside directors and operates under a charter adopted by the Board of Directors according to the rules and regulations of the Securities and Exchange Commission and the Nasdaq National Market. The Audit Committee charter is attached as Appendix B. The Audit Committee members are Mr. Dixon and Mr. Spector, and Mr. Spector is Chairperson of the Audit Committee. The Board of Directors believes that both of these directors are independent as defined by the Nasdaq National Market.

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2000, which include our consolidated balance sheets as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto.

The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the company specifically incorporates it by reference in such filing.

Review With Management

The Audit Committee has reviewed and discussed our audited financial statements with management.

Review and Discussions With Independent Accountants

The Audit Committee held two meetings in conjunction with the full board during our fiscal year ended December 31, 2000. The Audit Committee has discussed with KPMG LLP, our independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) that includes, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee has also received written disclosures and the letter from KPMG LLC required by Independent Standards Board Standard No. 1 (that relates to the accountant's independence from us and our related entities) and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

SUBMITTED BY THE AUDIT COMMITTEE OF USDATA CORPORATION

Arthur R. Spector, Chairperson
James W. Dixon

The fees we incurred from our principal auditor for the fiscal year ended December 31, 2000 is comprised of the following: $96,000 for the annual audit, $22,000 for quarterly reviews, $8,000 for review of the federal income tax return, $10,000 for the audit of our 401k Plan and $11,000 for other consulting services.

                                                                      Appendix A

                           CERTIFICATE OF DESIGNATION
                                       FOR
            SERIES C-1 PREFERRED STOCK AND SERIES C-2 PREFERRED STOCK



          USDATA Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify that pursuant to the authority conferred upon the Board of Directors by Article IV of its Certificate of Incorporation and the provisions of Section 151 of the DGCL, the Board of Directors adopted a resolution setting forth the designations, preferences, qualifications, privileges, limitations, conversion rights and other rights of two series of its Preferred Stock consisting of 250,000 shares which resolution is as follows:

          RESOLVED, that, pursuant to the authority vested in the Board of Directors by Article IV of the Certificate of Incorporation of the Corporation and the provisions of Section 151 of the DGCL, the Board of Directors, hereby approves, authorizes and establishes the following two series of Preferred Stock, par value $0.01 per share: (1) "Series C-1 Preferred Stock" to consist of 125,000 shares and (2) "Series C-2 Preferred Stock" to consist of 125,000 shares. As used herein, the term "Series C Preferred Stock" refers to both the Series C-1 Preferred Stock and the Series C-2 Preferred Stock. Each share of Series C Preferred Stock shall have the following preferences, qualifications, privileges, limitations, conversion rights and other rights:

          1. Rank. The Series C Preferred Stock shall, with respect to dividend rights, rights on liquidation, dissolution and winding up, rank senior to all other classes and series of stock of the Corporation, now or hereafter authorized, issued or outstanding (collectively, "Junior Securities"), including, without limitation, the Corporation's Common Stock, par value $0.01 per share ("Common Stock"), the Corporation's Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), the Corporation's Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock") and all other series of the Corporation's Preferred Stock. The Corporation's Certificate of Designation for Series A Preferred Stock and Series B Preferred Stock (the "Series A and B Designation") is hereby amended to provide that the Series B Preferred Stock shall, with respect to dividend rights, rights on liquidation, dissolution and winding up, rank senior to the Series A Preferred Stock. No dividends or other distributions (including payments pursuant to liquidation, redemption or repurchase) shall be made with respect to the Series A Preferred Stock until such time as the holders of the Series B Preferred Stock shall have received from the Corporation, by way of dividends or other distributions (including payments pursuant to liquidation, redemption or repurchase), an amount equal to the Liquidation Amount (as such term is defined in Section 3 of the Series A and B Designation). Except as otherwise provided herein, each share of Series A Preferred Stock and Series B Preferred Stock shall have the rights, qualifications, privileges, limitations, conversion rights and other rights as set forth in the Series A and B Designation.

          2. Dividends.

             a. The holders of the Series C Preferred Stock shall be entitled to receive cumulative dividends at the rate of $4.00 per share per annum (as adjusted for any stock dividends, combinations, splits or similar events) whether or not earned or declared. Such dividends shall be payable in additional shares of Series C Preferred Stock (valued at $40.00 per share, as adjusted for any stock dividends, combinations, splits or similar events),

(i) when, as and if declared by the Board of Directors of the Corporation or
(ii) upon conversion of all of the Series C Preferred Stock to Common Stock pursuant to Section 6 below.

             b. No dividends or distributions of any sort (other than a dividend payable solely in the Common Stock of the Corporation) shall be declared or paid by the Corporation on any Junior Securities of the Corporation so long as any accrued dividends on the Series C Preferred Stock remain unpaid.

             c. So long as shares of Series C Preferred Stock are outstanding, the Corporation shall not declare or pay any distribution on any shares of its Junior Securities except as otherwise provided in this Section 2.c. In the event that the Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, or options or rights to purchase any such securities or evidences of indebtedness or other assets (including cash), to the holders of the Common Stock of the Corporation, then the holders of the Series C Preferred Stock shall be entitled to a proportionate share of any such dividend or distribution as though the holders of the Series C Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of the Common Stock of the Corporation entitled to receive such dividend or distribution.

             d. All numbers relating to calculation of cumulative dividends or the payment of dividends on the Series C Preferred Stock in kind shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series C Preferred Stock.

          3. Liquidation Preference.

             a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (i) the holders of the Series C-1 Preferred Stock shall be entitled prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities of the Corporation, by reason of their ownership thereof, an amount equal to $80.00 (as adjusted for any stock dividends, combinations, splits or similar events) plus all accrued but unpaid dividends and interest thereon (the "Series C-1 Liquidation Amount") for each share of Series C-1 Preferred Stock then held by them; and (ii) the holders of the Series C-2 Preferred Stock shall be entitled prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities of the Corporation, by reason of their ownership thereof, an amount equal to $120.00 (as adjusted for any stock dividends, combinations, splits or similar events) plus all accrued but unpaid dividends and interest thereon (the "Series C-2 Liquidation Amount") for each share of Series C-2 Preferred Stock then held by them. The "Series C-1 Liquidation Amount" and the "Series C-2 Liquidation Amount" are hereinafter individually and collectively referred to as the "Liquidation Amount". If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full amounts required, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the aggregate amount each such holder is otherwise entitled to receive. The holders of Series C Preferred Stock shall have the right to convert such shares into Common Stock, in accordance with Section 6 hereof, at any time prior to or in connection with any liquidation, dissolution or winding up of the Corporation.

             b. After payment to the holders of the Series C Preferred Stock of the amounts set forth in Section 3.a. above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, to the Corporation's stockholders shall be distributed among the holders of the Series B Preferred Stock to the extent of the respective liquidation values of the Series B Preferred Stock. After payment to the holders of the Series B Preferred Stock of the amounts set forth herein, the entire remaining assets and funds of the Corporation legally available for distribution, if any, to the Corporation's stockholders shall be distributed among the holders of the Series A Preferred Stock to the extent of the respective liquidation values of the Series A Preferred Stock. After payment to the holders of the Series A Preferred Stock of the amounts set forth herein, the entire remaining assets and funds of the Corporation legally available for distribution, if any, to the Corporation's stockholders shall be distributed among the holders of the Junior Securities other than Series B Preferred Stock, Series A Preferred Stock and Common Stock to the extent of the respective liquidation values of such Junior Securities. After payment to the holders of any Junior Securities other than Series B Preferred Stock, Series A Preferred Stock and Common Stock of the respective liquidation values of such Junior Securities, the entire remaining assets and funds of the Corporation legally available for distribution, if any, to the Corporation's stockholders shall be distributed among the holders of the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and all other series of the Corporation's Preferred Stock whose terms specifically provide that such series will rank on a parity with the Series A Preferred Stock and the Series B Preferred Stock (the "Parity Securities"), in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and other Parity Securities then held by them; provided, however, that, in connection with any such distribution, the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entitled to receive a maximum $500.00 (as adjusted for any stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event), including amounts received by the holders of the Series A Preferred Stock and the Series B Preferred Stock in connection with a liquidation of the Corporation and any other amounts distributed to the holders of the Series A Preferred Stock and the Series B Preferred Stock pursuant to this Section 3.b., for each outstanding share of Series A Preferred Stock and Series B Preferred Stock held by them.

             c. For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued or paid, or caused to be issued or paid, by the acquiring entity or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale, lease or conveyance of all or substantially all of the assets of the Corporation (upon such written direction, each event described in (i) and (ii), a "Corporate Transaction"), shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of the Series C Preferred Stock to receive at the closing of such Corporate Transaction in cash, securities or other property (valued as provided in Section 3.d. below) the amounts specified in Sections 3.a. and 3.b. above. The provisions of this Section 3 shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation of another corporation (a) in which the Corporation is substantively the surviving corporation, the Corporation continues to operate thereafter as a going concern and the Corporation is not the target in such acquisition, and (b) that (i) is approved by the Board of Directors of the Corporation, (ii) does not result in the holders of the Corporation's Common Stock and Preferred Stock immediately prior thereto holding less than 50% of the outstanding voting securities of the surviving corporation immediately thereafter and (iii) does not involve a recapitalization of the Series C Preferred Stock.

             d. Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors. The Liquidation Amount shall in all events be paid in cash; provided, however, that if the Liquidation Amount is otherwise payable in connection with a consolidation or merger of the Corporation, or sale of substantially all of the capital stock of the Corporation, then each holder of the Series C Preferred Stock shall receive payments with respect to such shares in the same form of consideration as is payable with respect to the Common Stock. In the event of any business combination or acquisition involving the Corporation which is intended to be treated as a "pooling of interests" for accounting purposes under Accounting Principles Board Opinion No. 16, the acquisition consideration (including any shares of capital stock or other securities to be delivered or exchanged by the acquiring corporation) shall be reallocated among the holders of Series C Preferred Stock in an appropriate manner to give economic effect to the essential intent and purposes of Sections 3.a, 3.b. and 3.c.

          4. Redemption.

          None of the Series C Preferred Stock shall be redeemable.

          5. Voting Rights. Each holder of shares of Series C Preferred Stock shall (a) be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series C Preferred Stock could be converted, (b) have voting rights and powers equal to the voting rights and powers of such Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class), and
(c) be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and the DGCL. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as otherwise expressly provided herein or in the Certificate of Incorporation, the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation.

          6. Conversion. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

             a. Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $40.00 plus all accrued but unpaid dividends and interest thereon by the conversion price applicable to such share (the "Conversion Price"), determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Preferred Stock initially shall be $0.40 per share of Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

             b. Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series C Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

             c. Adjustments to Conversion Price for Certain Diluting Issues.

                (i) Special Definitions. For purposes of this Section 6.c., the following definitions apply:

                    (1) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below), other than rights, options or warrants relating to Employee Stock (defined below).

                    (2) "Measurement Date" shall mean March 30, 2001.

                    (3) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock or Series C Preferred Stock) or other securities convertible into or exchangeable for Common Stock (other than Options).

                    (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 6.c.(iii), deemed to be issued) by the Corporation after the applicable Measurement Date, other than shares of Common Stock issued (or deemed issued):

                        (A) upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock;

                        (B) to outside directors, officers, employees and consultants pursuant to the Corporation's 1994 Equity Compensation Plan or Employee Stock Purchase Plan or other employee stock plan (the "Employee Stock"), provided that (i) the issuance of such shares is or has been approved by a majority of the members of the Board of Directors or any duly constituted committee thereof and (ii) the number of shares of Employee Stock does not exceed an aggregate of 2,700,000 shares (as adjusted for any stock dividends, combinations, splits or similar events) regardless of whether issued by the Corporation prior to the date hereof;

                        (C) as a dividend or distribution on Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; or

                        (D) for which adjustment of the Conversion Price is made pursuant to Section 6.d.

                (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 6.c.(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue. In computing each adjusted Conversion Price, the result shall be rounded to five decimal places, and such adjustment shall be made separately in each instance, and in the event the adjustment therefrom results in a change of the Conversion Price of less than $0.01, no adjustment to the then Conversion Price shall be made, but the amount of said adjustment calculated thereby shall be carried forward to successive occasions until such adjustments in the aggregate equal or exceed $0.01.

                (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the applicable Measurement Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, except, in both cases, where Common Stock to be issued upon conversion or exercise of such securities would not constitute Additional Shares of Common Stock, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                      (1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                      (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of Series C Preferred Stock); and

                      (3) no readjustment pursuant to clause (1) or (2) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) Conversion Price on the original adjustment date, or
(b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

                      (1) In the event that, at any time after the applicable Measurement Date, the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6.c.(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price equal to the price per share paid for such Additional Shares of Common Stock. The provisions of this paragraph may be waived in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon the written approval of the holders of a majority of the outstanding shares of Series C Preferred Stock.

                (v) Determination of Consideration. For purposes of this Section 6.c., the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                      (1) Cash and Property: Such consideration shall:

                          (A) insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation;

                          (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                          (C) in the event Additional Shares of Common Stock are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received in exchange for the Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                      (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6.c.(iii), relating to Options and Convertible Securities shall be determined by dividing:

                          (D) the total amount, if any, received or receivable
by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                          (E) the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

          d. Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the applicable Measurement Date shall effect a (i) subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock dividend, stock split, reclassification or otherwise), or (ii) combination or consolidation of the outstanding shares of Common Stock into a lesser number of shares of Common Stock (by reclassification or otherwise), then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have subdivided the outstanding shares of Common Stock by an amount of shares equal to the maximum number of shares issuable through such dividend and/or upon exercise of such rights to acquire Common Stock.

          e. Adjustments to Conversion Price for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than as provided for in Section 6.d. above or in connection with a Corporate Transaction), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change.

          f. No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or the Certificate of Incorporation of any of its subsidiaries through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

          g. Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

          h. Notices of Record Date. In the event that the Corporation shall propose at any time to effect any reclassification or recapitalization, to merge or consolidate with or into any other entity, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation shall send to the holders of Series C Preferred Stock: (1) at least 20 days prior written notice of the date on which a record shall be taken for such event and specifying the date on which such event shall occur; and (2) at least 20 days prior written notice of the record date for determining rights to vote, if any, in respect of such event.

          i. Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

             j. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

             k. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

             l. Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          7. Series C Restrictions and Limitations. So long as any shares of Series C Preferred Stock remain outstanding, in addition to any other vote required by the Delaware General Corporation Law, the vote or written consent or written agreement of the holders of at least fifty percent of the then outstanding shares of the Series C Preferred Stock, voting as a separate class, shall be required in order to:

                (i) alter, amend or modify the rights, preferences or privileges of the Series C Preferred Stock;

                (ii) increase the authorized number of shares of the Series C Preferred Stock or issue any additional shares of Series C Preferred Stock other than shares issued in payment of dividends on the outstanding shares of Series C Preferred Stock pursuant to Section 2.a above;

                (iii) authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series C Preferred Stock as to dividend rights, liquidation preferences or redemption rights;

                (iv) redeem, purchase or otherwise acquire any Parity Securities or Junior Securities (or pay into a sinking fund for such purpose); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at the original purchase price from employees, officers, directors or other persons performing services for this Corporation;

                (v) reorganize, merge or consolidate the Corporation with or into any corporation if such reorganization, merger or consolidation would result in the stockholders of the Corporation immediately prior to such reorganization, merger or consolidation holding less than a majority of the voting power of the stock of the surviving corporation immediately after such reorganization, merger or consolidation;

                (vi) sell, lease, convey or otherwise dispose of, or encumber, all or substantially all the Corporation's assets in a single transaction or series of related transactions; or

                (vii) liquidate, dissolve or wind-up the Company.

             a. Board of Directors. The holders of the Series C Preferred Stock, voting as a separate class (acting by majority vote), shall be entitled to vote to elect one member to the Board of Directors of the Corporation. The right to elect a member of the Board of Directors of the holders of the Series C Preferred Stock contained in this Section may be exercised at a special meeting of the holders of Series C Preferred Stock, called as provided hereinafter, at any annual or special meeting of the stockholders of the Corporation, or by written consent of the holders of the Series C Preferred Stock in lieu of a meeting. The director to be elected by the holders of the Series C Preferred Stock shall serve for a term extending from the date of election and qualification until the time of the next succeeding annual meeting of stockholders and until his or her successor has been duly elected and qualified. Any director elected pursuant to this Section shall not be subject to removal unless such removal is approved by a majority vote of the holders of the Series C Preferred Stock. If at any time a directorship to be filled by the holders of the Series C Preferred Stock shall be vacant, the Chief Executive Officer of the Corporation shall, upon the written request of the holders of record of shares representing at least fifty percent of the voting power of the shares of Series C Preferred Stock, call a special meeting of the holders of Series C Preferred Stock for the purpose of electing a director to fill such vacancy. Such meeting shall be held at the earliest practicable date at such place as is specified in or determined in accordance with the Bylaws of the Corporation. If such meeting is not so called within ten days after delivery of said written request, then the holders of record of shares representing at least twenty-five percent of the voting power of the shares of Series C Preferred Stock may designate in writing one of such holders to call such meeting at the expense of the Corporation. Such meeting may be called by such designated person upon the notice required for annual meetings of stockholders and shall be held at such place as specified or determined above. At any meeting held for the purpose of electing directors at which the holders of Series C Preferred Stock shall have the right to elect such directors as aforesaid, the presence in person or by proxy of the holders owning shares having at least a majority of the votes of Series C Preferred Stock shall be required to constitute a quorum of such Series C Preferred Stock. Any holder of record of shares of Series C Preferred Stock shall have access to the stock books of the Corporation for the purpose of calling a meeting of stockholders pursuant to this Section

          8. No Reissuance. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and restored to the status of undesignated Preferred Stock.

                                      * * *

                            [Signature page follows.]

          IN WITNESS WHEREOF, this Certificate of Designation for Series C-1 Preferred Stock and Series C-2 Preferred Stock has been signed by the Chief Executive Officer of the Corporation this 30th day of March, 2001.




                                       ----------------------------------------
                                       Robert A. Merry, Chief Executive Officer

                                                                      APPENDIX B
                               USDATA CORPORATION
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                     CHARTER

GENERAL

          The role of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of USDATA Corporation (the "Corporation") is to assist the Board of Directors in fulfilling its oversight responsibilities by:

          o Serving as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

          o Reviewing and appraising the audit efforts of the Corporation's independent accountants.

          o Providing an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

COMPOSITION

          The Committee shall consist of three or more directors as determined by the Board. No later than June 14, 2001, each member of the Committee shall be an independent director and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. In determining whether any director is independent, the Board shall take into consideration the requirements of the principal exchange or system on which the Corporation's common stock is traded. Directors who are affiliates of the Company, or officers or employees of the Company or of its subsidiaries, will not be considered independent.

          All members of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement, or become able to do so within a reasonable period of time after his or her appointment to the Committee, and at least one member of the Committee is to have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in that member's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

          The members of the Committee are to be elected by the Board and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS

          The Committee shall hold regular meetings as may be necessary and special meetings as may be called by the Chair of the Committee. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or either of these groups believe should be discussed privately. In addition, the Committee or its Chair should meet with the independent accountants and management quarterly to review the Corporation's financial statements.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

          The Corporation's independent accountants are to be ultimately accountable to the Board and the Committee, and the Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

RESPONSIBILITIES AND DUTIES

          To fulfill its responsibilities and duties the Committee shall:

          Documents/Reports Review

          o Review and assess the adequacy of this Charter at least annually, and otherwise as conditions dictate.

          o Review the Corporation's annual financial statements and any reports or other financial information submitted to the Securities and Exchange Commission or the public, including any certification, report, opinion, or review rendered by the independent accountants.

          o Review with financial management and the independent accountants the Corporation's filings with the Securities and Exchange Commission on Form 10-Q prior to their filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

          Independent Accountants

          o Recommend to the Board the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants.

          o On an annual basis, obtain from the independent accountants, and review and discuss with the independent accountants, a formal written statement delineating all relationships the independent accountants have with the Corporation, consistent with Independence Standards Board Standard 1, and actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants.

          o Recommend to the Board any appropriate action to oversee the independence of the independent accountants.

          o Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

          o Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.

          Financial Reporting Processes

          o In consultation with the independent accountants, review the integrity of the Corporation's financial reporting processes, both internal and external.

          o Consider the independent accountant's judgment about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

          o Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants or management.

          o Establish regular and separate reporting to the Committee by each of management and the independent accountants regarding any significant judgment made in management's preparation of the financial statements and the view of each as to appropriateness of such judgment.

          o Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

          o Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

          o Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

          Ethical and Legal Compliance

          o Establish, review and update periodically a Code of Conduct and ensure that management has established a system to enforce this Code.

          o Review with the Corporation's legal counsel any matter that could have a significant impact on the Corporation's financial statements.

          o Perform any other activities consistent with this Charter, the Corporation's bylaws and governing law, as the Committee or the Board deems necessary or appropriate.


                                 Adopted by Resolution of the Board of Directors effective as of September 22, 2000.

--------------------------------------------------------------------------------

                                      PROXY
                               USDATA CORPORATION

--------------------------------------------------------------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate how you wish to vote, on the back of this card. Please return this card promptly in the enclosed envelope. YOUR VOTE IS IMPORTANT.

When you sign and return this proxy card, you

     o appoint Robert A. Merry (or any substitutes he may appoint), as proxy to vote your shares, as you have instructed, at the annual meeting of stockholders of USDATA Corporation on May 29, 2001, and at any adjournments of that meeting,

     o authorize the proxy to vote, in his discretion, upon any other business properly presented at the meeting, and

     o   revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXY WILL VOTE FOR APPROVAL OF ALL PROPOSALS PRESENTED AT THE SPECIAL MEETING, AND AS HE MAY DETERMINE IN THEIR DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

                            - FOLD AND DETACH HERE -

                               USDATA CORPORATION
                          2435 NORTH CENTRAL EXPRESSWAY
                          RICHARDSON, TEXAS 75080-2722
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 29, 2001

Please mark your vote as indicated in this example: |X|

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:

1.       ELECTION OF DIRECTORS

            [ ] FOR   the nominees listed below:       [ ] Withhold Authority
                      Winston J. Churchill
                      Christopher J. Davis
                      Robert A. Merry
                      Jack L. Messman
                      Arthur R. Spector

         To vote FOR or WITHHOLD AUTHORITY with respect to all nominees, check the appropriate box above. To WITHHOLD AUTHORITY with respect to any individual nominee, check the FOR box and write the name of such nominee in the space below.

         -----------------------------------------------------------------------

2. PROPOSAL TO APPROVE THE ISSUANCE OF ADDITIONAL SHARES OF SERIES C-1 PREFERRED STOCK AND WARRANTS TO PURCHASE SHARES OF SERIES C-2 PREFERRED STOCK.

                  [ ]  FOR         [ ]  AGAINST           [ ]  ABSTAIN

3. PROPOSAL TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO AMEND THE TERMS OF THE EXISTING SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK.

                  [ ]  FOR         [ ]  AGAINST           [ ]  ABSTAIN

Signature:                                  Date:
           ------------------------               ------------------------------

Signature:                                  Date:
           ------------------------               ------------------------------

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. If shares are jointly owned, you must both sign. Include your title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.


THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE FIVE NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE PROPOSAL TO ISSUE ADDITIONAL SHARES OF SERIES C-1 PREFERRED STOCK AND WARRANTS TO PURCHASE SHARES OF SERIES C-2 PREFERRED STOCK AND FOR THE APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO AMEND THE TERMS OF THE EXISTING SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK.